UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported):

May 2, 2016

APX GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-191132-02	46-1304852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4931 North 300 West

Provo, Utah 84604

(Address of Principal Executive Offices) (Zip Code)

(801) 377-9111

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2016, APX Group Holdings, Inc. (the “Company”) and David Bywater, the Company’s Chief Operating Officer, agreed that in connection with the appointment of Mr. Bywater as interim Chief Executive Officer of Vivint Solar, Inc., Mr. Bywater will take a leave of absence from the Company.

In connection with Mr. Bywater’s leave of absence, the Company and Mr. Bywater entered into a letter agreement, dated May 2, 2016 (the “Letter Agreement”), which modifies certain terms of Mr. Bywater’s employment agreement entered into as of March 8, 2016 (the “Employment Agreement”) with APX Group, Inc. (“APX Group”), a subsidiary of the Company. Under the Letter Agreement, during the leave of absence Mr. Bywater will be temporarily relieved of all duties and responsibilities under his employment agreement, subject to certain exceptions.

Mr. Bywater will not receive the base salary set forth in the Employment Agreement during the leave of absence. However, the leave of absence will not affect Mr. Bywater’s eligibility to earn an annual bonus in respect of the 2016 fiscal year, and his annual bonus, if any, will not be prorated as a result of the leave of absence. In addition, the incentive units of 313 Acquisition LLC (“313 Acquisition”) awarded to Mr. Bywater will continue to be eligible to vest during the leave of absence in accordance with the applicable award agreements entered into with 313 Acquisition. If, for any reason, Mr. Bywater does not resume his service as Chief Operating Officer of the Company following the leave of absence, the last day of the leave of absence will be deemed the date of the termination of his employment for the purposes of his incentive units.

Except as expressly modified by the Letter Agreement, the Employment Agreement and the award agreements applicable to Mr. Bywater’s incentive units will continue in full force and effect during the leave of absence. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

APX GROUP HOLDINGS, INC.

By:	/s/ Dale Gerard
Name:	Dale Gerard
Title: Senior Vice President of Finance and Treasurer

Date: May 2, 2016

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